NEWS	EXHIBIT 99.1

Columbia Laboratories Reports Preliminary Findings from the
Ongoing Data Analysis of the Phase III Clinical Study
of PROCHIEVE 8% (progesterone gel) to Prevent Preterm Birth

Data Suggest an Effect on Delaying Cervical Shortening

LIVINGSTON, NJ - April 26, 2007 - Columbia Laboratories, Inc. (NASDAQ: CBRX) today announced that preliminary results from the ongoing data analysis of the recently-completed randomized, placebo-controlled, double-blind Phase III clinical trial of PROCHIEVE® 8% (progesterone gel) for the prevention of preterm birth in women with a previous preterm birth earlier than 35 weeks gestation has revealed a possible effect of PROCHIEVE 8% in delaying cervical shortening. A short cervix (equal to or less than 3.0 centimeters as measured by ultrasound in mid-pregnancy) is a known indicator of increased risk for preterm birth; as the rate of cervical shortening increases during pregnancy, the risk of a preterm birth increases.

Although an effect on cervical length was not the primary focus of this trial, per the study protocol cervical length measurements were performed on all women at baseline and at 28 weeks gestation. Data from the study show a delay in cervical shortening in patients treated with PROCHIEVE 8%, and suggest a correlation between the cervical length data, progesterone administration, and both a reduction in the likelihood of preterm birth and an improvement in infant outcomes.

“We are excited to share these unexpected findings, which may support the further development of PROCHIEVE 8% to prevent preterm birth in women with a short cervix. It is estimated that of the 4 million pregnancies each year in the United States, 10 to 30 percent of pregnant women have a cervical length of 2.5 to 3.0 centimeters, in mid-pregnancy. This includes many women with first-time pregnancies, the group that suffers the largest number of premature babies each year,” said Robert S. Mills, president and chief executive officer of Columbia Laboratories. “We are planning to meet with the FDA in the coming months to explore the potential clinical and regulatory path for PROCHIEVE 8% to prevent preterm birth in this patient population. We also aim to publish the data from the recently completed trial in a series of manuscripts later this year and in early 2008.”

About PROCHIEVE 8%

PROCHIEVE® 8% (progesterone gel) is FDA-approved for progesterone supplementation or replacement as part of Assisted Reproductive Technology (ART) treatment for infertile women with progesterone deficiency and for the treatment of secondary amenorrhea. Several trials showing these benefits have been published. PROCHIEVE 8% is safe for use during pregnancy, and has been safely used by tens of thousands of women globally to help sustain pregnancy at the early stages for ten years.

Columbia Laboratories Reports Preliminary Findings from the Ongoing Data Analysis of the
Phase III Clinical Study of PROCHIEVE 8% (progesterone gel) to Prevent Preterm Birth
April 26, 2007

The most common side effects of PROCHIEVE 8% include breast enlargement, constipation, somnolence, nausea, headache, and perineal pain. PROCHIEVE 8% is contraindicated in patients with active thrombophlebitis or thromboembolic disorders, or a history of hormone-associated thrombophlebitis or thromboembolic disorders, missed abortion, undiagnosed vaginal bleeding, liver dysfunction or disease, and known or suspected malignancy of the breast or genital organs.

For more information, please visit www.prochieve8.com.

About Columbia Laboratories

Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of women’s healthcare and endocrinology products that use its novel bioadhesive drug delivery technology. Columbia markets CRINONE® 8% (progesterone gel) and PROCHIEVE® 8% (progesterone gel) in the United States for progesterone supplementation as part of Assisted Reproductive Technology treatment for infertile women with progesterone deficiency, and PROCHIEVE 4% (progesterone gel) for the treatment of secondary amenorrhea. The Company also markets STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men. For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about Columbia Laboratories, Inc.’s expectations regarding the Company’s strategic direction, prospects and future results, which statements are indicated by the words “will,” “plan,” “expect” and similar expressions. Such forward-looking statements are subject to certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® 8% (progesterone gel), PROCHIEVE® 8%(progesterone gel), PROCHIEVE 4% (progesterone gel), and STRIANT® (testosterone buccal tablet) in the U.S.; the timely and successful development of new products, including the clinical and regulatory path for possible development of PROCHIEVE 8% for the prevention of preterm birth; the timely and successful completion of clinical studies; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

CRINONE®, PROCHIEVE® and STRIANT® are registered trademarks of Columbia Laboratories, Inc.

Company Contact:	Investor and Media Contact:
James A. Meer	Melody A. Carey,
Senior Vice President, CFO & Treasurer	Co-President, Rx Communications, LLC
(973) 486-8860	(917) 322-2571

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